Exhibit 99.1

Dana Announces the Redemption of its Remaining 2021 Notes,

Amends and Extends its Existing Senior Secured Credit Facility

MAUMEE, Ohio, August 17, 2017/PRNewswire/ – Dana Incorporated (NYSE: DAN) (“Dana”) today announces that it plans to issue a notice of redemption for the remaining $350 million aggregate principal amount of its outstanding 5.375 percent Senior Notes due 2021 at a redemption price equal to 102.688 percent of the principal amount of the notes, plus accrued and unpaid interest, if any, to the redemption date of September 18, 2017.

Dana also announces the closing of an amendment to its existing senior secured credit facility. The amended and restated senior secured credit facility includes an amended and extended cash flow revolving credit facility, which increases the aggregate amount available to $600 million from $500 million and extends the maturity to 2022. The amended and restated credit facility also includes a new term facility with an aggregate principal amount of $275 million. Proceeds from the term facility, combined with cash on hand, will be used to satisfy the redemption of the 2021 Notes.

Jonathan Collins, executive vice president and CFO of Dana, stated, “We are very pleased that these actions have lowered our borrowing costs, maintained our liquidity, reduced our outstanding debt, and extended our nearest maturity date to 2022. The strength of our balance sheet and capital structure offers us flexibility and security as we continue to execute our strategy and profitably grow our business.”

Forward-Looking Statements

Certain information contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” “feels,” “strives,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “strategy,” “goal,” “aspiration,” “outcome,” “remain,” “maintain,” “trend,” “objective,” similar expressions, and variations or negatives of these words. These forward-looking statements, including the expected redemption of the 2021 Notes, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition.

The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Incorporated

Dana is a world leader in highly engineered solutions for improving the efficiency, performance, and sustainability of powered vehicles and machinery. Dana supports the passenger vehicle, commercial truck, and off-highway markets, as well as industrial and stationary equipment applications. Founded in 1904, Dana employs nearly 29,000 people in 34 countries on six continents who are committed to delivering long-term value to customers. The company reported sales of more than $5.8 billion in 2016. Based in Maumee, Ohio, the company’s operations were selected as a 2017 Top Workplace in Northwest Ohio and Southeast Michigan by The (Toledo) Blade. For more information, please visit dana.com

Investor Contact	Media Contact
Craig Barber	Jeff Cole
419.887.5166	419.887.3535
craig.barber@dana.com	jeff.cole@dana.com